Exhibit 99.1

Item 6. SELECTED FINANCIAL DATA

The following selected financial data reflects the continuing operations of ConocoPhillips. We derived the selected consolidated income statement data for the years ended December 31, 2011, 2010 and 2009, and the selected consolidated balance sheet data as of December 31, 2011 and 2010, as set forth below, from the ConocoPhillips audited consolidated financial statements, which are included as Exhibit 99.3 in this Current Report on Form 8-K. We derived the selected consolidated income statement data for the years ended December 31, 2008 and 2007, and the selected consolidated balance sheet data as of December 31, 2009, 2008 and 2007, from the financial records of ConocoPhillips, which are not included in this Current Report on Form 8-K.

	Millions of Dollars Except Per Share Amounts
	2011	2010	2009	2008	2007
Sales and other operating revenues	$65,756	57,296	48,828	88,829	62,009
Income from continuing operations	7,455	10,449	3,797	19,402	4,988
Per common share
Basic	5.38	7.03	2.50	(12.78)	3.02
Diluted	5.33	6.97	2.49	(12.78)	2.98
Net income (loss)	12,502	11,417	4,492	(16,279)	11,545
Net income (loss) attributable to ConocoPhillips	12,436	11,358	4,414	(16,349)	11,458
Per common share
Basic	9.04	7.68	2.96	(10.73)	7.06
Diluted	8.97	7.62	2.94	(10.73)	6.96
Total assets	153,230	156,314	152,138	142,865	177,094
Long-term debt	21,610	22,656	26,925	27,085	20,289
Joint venture acquisition obligation—long-term	3,582	4,314	5,009	5,669	6,294
Cash dividends declared per common share	2.64	2.15	1.91	1.88	1.64

Many factors can impact the comparability of this information, such as:

•	The financial data for 2010 includes the impact of $5,563 million before-tax ($4,463 million after-tax) related to gains from asset dispositions and LUKOIL share sales.

•	The financial data for 2008 includes the impact of impairments related to goodwill and to our LUKOIL investment that together amount to $32,939 million before- and after-tax.

•	The financial data for 2007 includes the impact of a $4,588 million before-tax ($4,512 million after-tax) impairment related to the expropriation of our oil interests in Venezuela.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements for a discussion of factors that will enhance an understanding of this data.

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